Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the

PSS World Medical, Inc. Savings Plan:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 33-80657) of our report dated August 24, 2009, relating to the financial statements and supplemental schedule of PSS World Medical, Inc. Savings Plan as of March 31, 2009, and for the year ended March 31, 2009, which report appears in the March 31, 2009 annual report on Form 11-K of PSS World Medical, Inc. Savings Plan.

/s/ The Griggs Group, CPAs

Ponte Vedra Beach, Florida

August 24, 2009